Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Delta Petroleum Corporation
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-142180 and 333-141303) and on Form S-8 (Nos. 333-141247, 333-137361, 333-127654, 333-108866, 333-103585, 333-73324, and 333-30276) of Delta Petroleum Corporation of our reports dated March 2, 2009, with respect to the consolidated balance sheets of Delta Petroleum Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Delta Petroleum Corporation.
Our report contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a working capital deficiency, and was not in compliance with its debt covenants as of December 31, 2008 which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
Our report refers to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, effective January 1, 2007.
/s/ KPMG LLP
Denver, Colorado
March 2, 2009